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                                    EXHIBIT 10.60































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EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of
November 25, 1996, is made by and between Harman International Industries, Incorporated, a Delaware corporation ("Employer"), and Bernard A. Girod ("Employee").
     WHEREAS, Employer desires to secure the continued services of Employee as President and Chief Operating Officer of Employer;
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth below, Employer and Employee hereby agree as follows:

Section 1.  Definitions
     Section 1.1.  Effective Date.  "Effective Date" is November 25, 1996.
     Section 1.2. Employment. "Employment" means Employee's employment by the Employer, both hereunder and prior to the Effective Date.
     Section 1.3.  Expiration Date.  "Expiration Date" means December 31,
1999.
     Section 1.4. Services. "Services" mean Employee's responsibilities and duties during the Term, as set forth in Section 0 including any extension hereof.
     Section 1.5. Term. "Term" means the term of this Agreement, commencing on the Effective Date and ending on the earlier to occur of (a) the Expiration Date or (b) the termination of this Agreement pursuant to
Section 7.

Section 2. Term of Employment. Employer shall employ Employee and Employee shall serve Employer during the Term. Upon the expiration of the Term, this Agreement may be extended upon such terms as shall then be mutually agreed upon by Employer and Employee.

Section 3.  Position, Duties, Location, Responsibilities
     Section 3.1. Position, Duties and Location. During the Term, Employee shall serve as President and Chief Operating Officer of Employer, subject to the terms of this Agreement, and shall report to the Board of Directors of Employer and the Chief Executive Officer, and shall assume and perform such reasonable executive and managerial responsibilities and duties as are consistent with his position as a President and Chief Operating Officer of Employer.
     Section 3.2. Devotion of Efforts to Business. During Employee's Employ-ment, Employee shall devote his best efforts, and full business time and attention to the Services.
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Employee shall not promote the business, products or services of any other company or engage in any outside business activity during his Employment. Employee shall perform the Services in accordance with such reasonable procedures and policies as Employer may adopt from time to time.
     Section 3.3. Protection of Employer's Name. Employee shall at all times during the Term promote and protect the good name of Employer as well as that of its officers, directors, employees, agents, products and services and shall not, during and after the Term, defame or disparage Employer's business, products, services, officers, employees or other representatives or otherwise willfully detract from or reflect adversely upon their reputation, nor shall Employee willfully engage in any unfair trade practices with respect to Employer.

Section 4.  Compensation During the Term
     Section 4.1.  Salary and Bonus.  Except as otherwise provided in
Section 7 hereof, as compensation for his Services during the Term,
Employee shall receive an annual salary of Four Hundred Fifty Thousand
Dollars ($450,000) (such amount and any increment thereof made pursuant hereto, the "Salary") during the period beginning on the Effective Date and ending on the Expiration Date. Employee's Salary shall be payable at the same intervals as salaries are paid to other salaried employees of Employer. Employee's Salary shall be reviewed at each July meeting of the
Compensation and Option Committee of the Board of Directors during the
Term and may be increased (but shall not be decreased) at such time on the basis of merit and performance. Employee shall be entitled to such bonus as the Compensation and Option Committee of the Board of Directors may
approve on the basis of merit and performance (the "Bonus").
     Section 4.2. Options. Except as otherwise provided in Section 7 hereof by reference to the terms of such agreements, notwithstanding anything to the contrary contained in agreements executed between Employee and Employer
(the "Stock Option Agreements") relating to options to purchase the common stock of Employer ("Stock Options"), Stock Options granted prior to or after the Effective Date, shall exist, accrue, vest and be exercisable by their terms during the period ending on the Expiration Date, all determined as if
Employee had continued to be a full-time executive officer of Employer until the Expiration Date.
     Section 4.3. Benefits. Except as otherwise provided in Section 7 hereof, rights and benefits under the Employer's Executive Deferred Compensation
Plan, the Retirement Savings Plan (including both matching and profit sharing contributions) and employee health, life and other similar plans, in each case as such plans shall have been or be amended (collectively, the "Benefits"), shall exist, accrue and vest during the period ending on the Expiration Date, all determined as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date. Except as otherwise provided hereby, such participation shall be subject to the normal eligibility requirements of such plans.
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     Section 4.4.  Retirement Benefits.  Except as otherwise provided in
Section 7 hereof by reference to the terms of such plan, retirement benefits (the "Retirement Benefits") existing at the Effective Date or accruing during the Term under the Employer's Supplemental Executive Retirement Plan, as amended (the "SERP"), shall continue to exist, accrue and vest during the period ending on the Expiration Date, all determined as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date. Except as otherwise provided hereby, such participation shall be subject to the normal eligibility requirements of the SERP.

Section 5.  Treatment of Information
     Section 5.1. Definition of Confidential Information. Employee acknowledges that in the course of his Employment, he may have access to and become informed of proprietary, non-public information relating to Employer and its affiliated companies (each of such companies including Employer, an "Employer-Related Company"), and their business and products. The term "Confidential Information" means all information disclosed to Employee, including:
     (i) service specifications, schematics, designs, procedures, practices, testing methods, concepts for new or improved services and other service data; (ii) product specifications, schematics, designs, procedures, practices, testing methods, concepts for new or improved products and other product data; (iii) sources of supply, and potential sources of supply, for capital equipment, components, raw materials and products; (iv) all technical information relating to the invention, patenting, technological advancement, formulation, development, design, specifications, testing, manufacture and use of products, services, methods, processes, machinery and equipment; (v) customer and prospective customer information, such as lists of such customers, purchasing and servicing habits and credit information; (vi) cost and pricing information; (vii) selling and marketing information, such as selling methods, strategies, catalogues, order books and instructional and promotional materials; (viii) training and recruiting methods and materials;
(ix) business techniques, (x) corporate planning data; and (xi) financial results and business conditions;
provided that such information:
     (a)  has not been made generally available to the public; and
     (b) is useful or of value to Employer's current or anticipated business, research or development activities or those of any customer or supplier of Employer.

Confidential Information does not include Employee's general skills and experience as defined by law.

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     Section 5.2.  Employee's Obligation of Confidentiality.  During the Term
and for a period of five (5) years thereafter, Employee agrees to maintain in strict confidence and not, directly or indirectly, divulge or use the Confidential Information in any manner, without Employer's prior consent, other than in the performance of Services for Employer; provided, that, Employee shall not be so obligated, if such Confidential Information:
     (a) is in or hereafter enters the public domain through no fault of Employee; or
     (b) is required to be disclosed pursuant to a court order or government action and Employee has made reasonable efforts to provide Employer with prior notice of such required disclosure.
     Section 5.3.  Inventions, Copyrights
     (a) Assignment. Employee hereby assigns and agrees to assign to Employer or its successors, assigns or nominees, all of his rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Employee in connection with the Business during the Term. Upon request by Employer with respect to any such discoveries, inventions or improvements, Employee shall execute and deliver to Employer, at Employer's sole expense, but without further or additional consideration, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents in the name of Employer as Employer may desire and all proper assignments therefor.
     (b) Statutory Notice. Consistent with the laws of certain states, Employer acknowledges that no provision of this Agreement is intended to require assignment of any of Employee's rights in an invention if no equipment, supplies, facilities, trade secret, or Confidential Information of Employer was used, and the invention was developed entirely on the Employee's own time, unless the invention relates to the to the Employer's actual or demonstrably anticipated research or development, or the invention results from any work performed by the Employee for the Employer.
      c) Ownership of Materials. Employee acknowledges that to the extent permitted by law, all work papers, reports, computer files, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter in this paragraph, collectively, "items"), generated by Employee during the Term, shall be considered as "work made for hire" and that ownership of any and all copyrights in any and all such items shall belong to Employer.
     Section 5.4. Return of Property. Upon termination of Employee's employment with Employer whether pursuant to the terms hereof or following extension of such employment for an additional period of time, Employee shall return to Employer, in good condition, all property of the Employer-Related Companies, including the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to Proprietary Information. If any property is not so returned, Employer will

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have the right to charge Employee for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing or recovering such property in a commercially reasonable manner.

     Section 6.  Remedies
     Section 6.1. Remedies. In the event of any breach by Employee of the provisions of Section 0, the parties hereby recognize and acknowledge that a remedy at law may be inadequate, and an Employer-Related Company may suffer irreparable injury. Accordingly, Employee consents to Employer's instituting a proceeding seeking injunctive and other appropriate equitable relief in order to protect its rights under Section 5. Such relief shall be in addition to any other relief to which the Employer-Related Company may be entitled at law or in equity. Resort to any remedy provided for under this
Section 6 or provided for by law shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by the Employer-Related Company of monetary damages.
     Section 6.2. Jurisdiction; Venue; Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the [State of California, County of Los Angeles, or in the United States District Court for the Southern District of California], and each party consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     Section 7.  Termination
     Section 7.1. Termination Upon Death or Disability. To the extent consistent with federal and state law, this Agreement and Employee's
Employment shall terminate automatically upon the death or a final determination of disability (as defined below) of Employee and in such event Employer shall have no further obligation to Employee hereunder or otherwise except (a) to pay Employee or his estate the unpaid portion, if any, of the Salary, Bonus and Benefits payable to Employee, in each case, for the period ending on the termination date, (b) provide Employee with the Salary and Benefits to which Employee would have been entitled pursuant to Sections 4.1 and 4.3 during the period from the date of termination until the Expiration Date as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date, (c) pay Employee the Retirement Benefits payable in accordance with the terms of the SERP, and
(d) permit Employee or his estate to exercise the Stock Options until the Expiration Date as if Employee had continued to be a full-time executive officer of Employer until the Expiration. For purposes hereof, "disability" shall mean an illness or incapacity (mental or physical or both) of a character,
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nature, degree or effect that has rendered Employee incapable, with reasonable accommodation and in accordance with federal and state laws, of performing the essential functions of his position hereunder for a period of more than 120 consecutive days or 150 days in any 180-day period. The determination of "disability" shall be made by physicians acceptable to Employer, and Employee hereby consents to examination by such physicians and to the disclosure by any physicians of any and all diagnoses, test results, opinions and other information obtained by such physicians during or as a result of the examinations to which Employee hereby consents.
     Section 7.2.  Retirement.
     (a) This Agreement and Employee's Employment shall terminate automatically if Employee is eligible to and elects to retire in accordance with the Employer's retirement plan (or any successor plan) as then in effect with respect to the Employee.
     (b) Upon such termination prior to December 31, 1997 and except as otherwise provided under such plan or required by law, Employer shall have no further obligation to Employee hereunder or otherwise except to (i) pay Employee the unpaid portion, if any, of the Salary, Bonus and Benefits payable to Employee, in each case, for the period ending on the date of termination, (ii) pay Employee the Retirement Benefits payable in accordance with the terms of the SERP, and (iii) permit Employee to exercise the Stock Options in accordance with the terms of the Stock Option Agreements.
     c) Upon such termination after December 31, 1997 and except as otherwise provided under such plan or required by law, Employer shall have no further obligation to Employee hereunder or otherwise except to (i) pay Employee the unpaid portion, if any, of the Salary, Bonus and Benefits payable to Employee, in each case, for the period ending on the date of termination, (ii) provide Employee with the Salary and Benefits to which Employee would have been entitled pursuant to Sections 4.1 and 4.3 during the period from the date of termination until the Expiration Date as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date, (iii) pay to Employee the Retirement Benefits payable in accordance with the terms of the SERP beginning on the date of termination, as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date, and (iv) permit Employee to exercise the Stock Options until the Expiration Date as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date.
     Section 7.3. Termination by Either Party. Either party may terminate this Agreement at any time and for any reason.
     (a)  Termination by Employee Other than Retirement.
     (i) If Employee terminates his Employment prior to December 31, 1997, for any reason (not including termination by reason of his retirement in accordance with Section 7.2) by voluntarily resigning all of his positions with the Employer, Employer shall have no further obligation to Employee

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 hereunder or otherwise except to (A) pay Employee the unpaid portion, if any, of the Salary, Bonus and Benefits payable to Employee, in each case, for the period ending on the date of termination, (B) pay Employee the Retirement Benefits payable in accordance with the terms of the SERP, and
(C) permit Employee to exercise the Stock Options in accordance with the terms of the Stock Option Agreements.
     (ii) If Employee terminates his Employment after December 31, 1997 for any reason (not including termination by reason of his retirement in accordance with Section 7.2) by voluntarily resigning all of his positions with the Employer, Employer shall have no further obligation to Employee hereunder or otherwise except to (A) pay Employee the unpaid portion, if any, of the Salary, Bonus and Benefits payable to Employee, in each case, for the period ending on the date of termination, (B) provide Employee with the Salary and Benefits to which Employee would have been entitled pursuant to Sections 4.1 and 4.3 during the period from the date of termination until the Expiration Date as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date, (C) pay to Employee the Retirement Benefits payable in accordance with the terms of the SERP beginning on the date of termination, as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date, and (D) permit Employee to exercise the Stock Options until the Expiration Date as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date.
     (b)  Termination by Employer for Cause
     (i) In the event that Employer terminates this Agreement and Employee's Employment for "cause" (as defined below) at any time by delivering notice of termination to Employee, Employer shall have no further obligation to Employee hereunder or otherwise except to (A) pay Employee the unpaid portion, if any, of the Salary, Bonus and Benefits payable to Employee, in each case, for the period ending on the date of termination, (B) pay Employee the Retirement Benefits payable in accordance with the terms of the SERP, and (C) permit Employee to exercise the Stock Options in accordance with the terms of the Stock Option Agreements.
     (ii) For purposes hereof, "cause" shall mean (A) misappropriation of corporate funds, (B) conviction of a felony, (C) willful misconduct by Employee resulting in material harm to Employer, or (D) the breach by Employee of any of his covenants contained in Sections 3 or 5.
     c) Termination by Employer Other Than for Cause. In the event that Employer terminates this Agreement and Employee's Employment without "cause," Employer shall have no further obligation to Employee hereunder or otherwise, except to (i) pay Employee the unpaid portion, if any, of the Salary, Bonus and Benefits payable to Employee, in each case, for the period ending on the date of termination, (ii) provide Employee with the Salary and Benefits to which Employee would have been entitled pursuant to Sections
4.1 and 4.3 during the period from the date of termination until the Expiration

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Date as if Employee had continued to be a full-time executive officer of
Employer until the Expiration Date, (iii) pay to Employee the Retirement Benefits payable in accordance with the terms of the SERP beginning on the date of termination, as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date, and (iv) permit Employee or his estate to exercise the Stock Options until the Expiration Date as if Employee had continued to be a full-time executive officer of Employer until the Expiration Date.
     Section 7.4. Continuance of Covenants. Notwithstanding any other provision hereof to the contrary, if this Agreement is terminated for any reason, Sections 3, 0 and 0 shall survive and continue to bind Employee.

Section 8.   Miscellaneous
     Section 8.1. Amendment. This Agreement may be amended only by a writing executed by each party hereto.
     Section 8.2. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings, agreements or representations by or between the parties, written or oral, to the extent they have related in any way to the subject matter hereof.
      Section 8.3. Notices. Any notice, request, consent and other communica-tion required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered, (ii) within one day after being sent by recognized overnight delivery service, or
(iii) within five days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties (and to the persons to whom copies shall be sent) at their respective addresses set forth below.
     (a)  If to any Employer-Related Company:
       Harman International Industries, Incorporated
       1101 Pennsylvania Avenue, N.W.
       Suite 1010
       Washington, D.C. 20004
       Attention:  Dr. Sidney Harman

     With a copy  to:
       Jones, Day, Reavis & Pogue
       599 Lexington Avenue
       32nd Floor
       New York, New York 10022
       Attention: David F. Clossey, Esq.

     (b)  If to Employee:
       2923 Ocean Front Walk
       Venice, California 90291

With a copy to:

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Any party may change the address or the persons to whom notice shall be directed by notifying the other parties as provided in this Section 8.3.
     Section 8.4 Assignability. This Agreement shall be assignable by Employer to any affiliate of Employer, with the consent of Employee, which consent shall not be unreasonably withheld. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof (this Agreement being personal to Employee).
     Section 8.5. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal, substantive laws of the State of California, without regard to that State's principles governing conflicts of laws.
     Section 8.6. Waivers. Any waiver by any party or any violation of, breach of or default under any provision hereof by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision hereof.
     Section 8.7. Headings. The headings herein are solely for convenience and shall not be given any effect in the construction or interpretation hereof.
     Section 8.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 8.9. Third Parties. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give to any person or entity other than the Employer-Related Companies, Employee, and any permitted assignees, any rights or remedies under, or by reason of, this Agreement.
     Section 8.10. Withholding of Taxes. Employer may withhold from any amounts payable hereunder all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling.
     Section 8.11. Survival of Certain Obligations. Employer's and Employee's obligations which by their terms extend beyond or survive the termination of Employee's Employment shall not be affected or diminished in any way by the termination hereof.
     Section 8.12.  Construction
     (a) To the extent that the terms of this Agreement are inconsistent with or vary from the terms of (i) any plan of the Company pursuant to which benefits are payable to Employee or (ii) any other agreement between Employee and Employer (including the Stock Option Agreements) or any plan related thereto, then in any such case this Agreement shall supersede, amend and modify the terms of such plan or agreement.



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     (b)  Each section and subsection hereof constitutes a separate and distinct provision. The parties hereto intend that the provisions hereof be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected thereby. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of such provision to the fullest extent legally permissible, provided, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

     c) In this Agreement, unless otherwise indicated or required by the context:
     (i)      use of the singular form includes the plural and conversely;
     (ii)     "or" is not exclusive;
     (iii)    forms of the verb "include" are not limiting;
     (iv) "hereof," "herein," "hereunder," and words of similar construction refer to this Agreement as a whole and not to any particular part; and
     (v) a reference to a section or other part of a document is to such part hereof.
     (d) The parties hereto have each been represented by their own counsel and have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision hereof.

     (e)  EMPLOYEE REPRESENTS THAT, PRIOR TO SIGNING THIS
AGREEMENT, HE READ IT IN ITS ENTIRETY; THAT HE FULLY
UNDERSTANDS AND VOLUNTARILY AGREES TO THE ABOVE
TERMS AND CONDITIONS; THAT HE WAS NOT COERCED TO SIGN
THIS AGREEMENT; THAT HE WAS NOT UNDER DURESS AT THE
TIME HE SIGNED THIS AGREEMENT; THAT HE WILL NOT, BY
SIGNING THIS AGREEMENT, VIOLATE THE TERMS OF ANY OTHER
AGREEMENT PREVIOUSLY ENTERED INTO BY HIM; AND THAT,
PRIOR TO SIGNING THIS AGREEMENT, HE HAD ADEQUATE TIME
TO CONSIDER ENTERING INTO THIS AGREEMENT, INCLUDING THE
OPPORTUNITY TO DISCUSS ITS TERMS AND CONDITIONS AS WELL
AS ITS LEGAL CONSEQUENCES, WITH AN ATTORNEY OF HIS
CHOICE.

     Section 8.13. Execution and Delivery. Any party may execute and deliver this Agreement by signing the signature page and electronically transmitting a facsimile thereof.
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IN WITNESS WHEREOF, Employer has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Employee has duly executed and delivered this Agreement, as of the date first written above.



/s/ Bernard A. Girod
---------------------------
Bernard A. Girod




HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED




By:         /s/ Sidney Harman
          ------------------------------
Name:  Dr. Sidney Harman
Title: Chairman of the Board of Directors and
	  Chief Executive Officer



















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